UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E) (2))

☒  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

FRANKLIN FINANCIAL SERVICES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required

☐ Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

(1)  Tile of each class of securities to which transaction applies:

________________________________________________________________

(2)  Aggregate number of securities to which transaction applies:

_________________________________________________________________

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

_______________________________________________________________________

(4)  Proposed maximum aggregate value of transaction:

________________________________________________________________________

(5)  Total fee paid:

________________________________________________________________________

☐  Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

________________________________________________________________________

(2)  Form, Schedule or Registration Statement No. :

________________________________________________________________________

(3)  Filing Party:

________________________________________________________________________

(4)  Date Filed:

________________________________________________________________________

FRANKLIN FINANCIAL SERVICES CORPORATION

20 South Main Street
P.O. Box 6010
Chambersburg, PA   17201-6010
(717) 264-6116

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2010

TO THE SHAREHOLDERS OF FRANKLIN FINANCIAL SERVICES CORPORATION:

Notice is hereby given that, pursuant to the call of its directors, the regular Annual Meeting of Shareholders of FRANKLIN FINANCIAL SERVICES CORPORATION, Chambersburg, Pennsylvania, will be held on Tuesday, April 27, 2010, at 10:30 A.M. at The Orchards Restaurant, 1580 Orchard Drive, Chambersburg, Pennsylvania, for the purpose of considering and voting upon the following matters:

1.           ELECTION OF DIRECTORS.  To elect the five nominees identified in the accompanying Proxy Statement as directors to Class B for the term specified.

2.           RATIFICATION OF THE SELECTION OF AUDITORS.  To ratify the Audit Committee’s selection of ParenteBeard LLC as Franklin Financial’s independent registered public accounting firm for 2010.

3.           OTHER BUSINESS.  To consider other business, if any, as may properly be brought before the meeting and any adjournments thereof.

Your Board of Directors recommends that you vote FOR the election as directors of the five nominees identified in the accompanying Proxy Statement, and FOR the ratification of the selection of ParenteBeard LLC as Franklin Financial’s independent registered public accounting firm.

Only those shareholders of record at the close of business on March 12, 2010, shall be entitled to notice of and to vote at the Annual Meeting.

Please mark, date and sign the enclosed Proxy and return it in the enclosed postpaid  envelope as soon as possible, whether or not you plan to attend the meeting.  You are cordially invited to attend the meeting and the luncheon to be held following the meeting.  If you attend the meeting, you may withdraw your proxy and vote your shares in person.

A copy of the Annual Report of Franklin Financial Services Corporation is enclosed.

BY ORDER OF THE BOARD OF DIRECTORS

CATHERINE C. ANGLE
Secretary

Enclosures
March 30, 2010

TABLE OF CONTENTS

i

AUDIT COMMITTEE REPORT	24

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS	25

General Information	25
Information About Fees	25
Audit Committee Pre-Approval Policies and Procedures	26

INFORMATION CONCERNING SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM	26

ADDITIONAL INFORMATION	27

Executive Officers	27
Transactions with Related Persons	27
Compliance with Section 16(a) of the Exchange Act	28
Shareholder Communication with the Board of Directors	28
Householding of Shareholder Mailings	28
Annual Report on Form 10-K	29

OTHER MATTERS	29

ii

GENERAL INFORMATION

Date, Time, and Place of Meeting

The Annual Meeting of the shareholders of Franklin Financial Services Corporation (hereinafter, "Franklin Financial" or the "Company") will be held on Tuesday, April 27, 2010, at 10:30 a.m. at The Orchards Restaurant, 1580 Orchard Drive,  Chambersburg, Pennsylvania.

Shareholders Entitled to Vote

Shareholders of record at the close of business on March 12, 2010, are entitled to notice of and to vote at the meeting.

Purpose of Meeting

Shareholders will be asked to consider and vote upon the following matters at the Annual Meeting; (i) the election of five (5) directors to Class B; (ii) to ratify the Audit Committee’s selection of ParenteBeard LLC as Franklin Financial’s independent registered public accounting firm for 2010; and (iii) such other business as may be properly brought before the meeting and any adjournments thereof.

Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of Franklin Financial for use at the Annual Meeting and any adjournments thereof.

The expense of soliciting proxies will be borne by Franklin Financial. In addition to the use of the mails and the Internet, the directors, officers, and employees of Franklin Financial and of any subsidiary may, without additional compensation, solicit proxies personally or by telephone.

Farmers and Merchants Trust Company of Chambersburg (hereinafter, "F&M Trust") is a wholly owned subsidiary of Franklin Financial.  This Proxy Statement, while prepared in connection with the Annual Meeting of Shareholders of Franklin Financial, contains certain information relating to F&M Trust which will be identified where appropriate.

Revocability and Voting of Proxies

The execution and return of the enclosed proxy will not affect a shareholder's right to attend the meeting and to vote in person. Any proxy given pursuant to this solicitation may be revoked by delivering written notice of revocation to Catherine C. Angle, Secretary of Franklin Financial, at any time before the proxy is voted at the meeting. Unless revoked, any proxy given pursuant to this solicitation will be voted at the meeting in accordance with the instructions thereon of the shareholder giving the proxy. In the absence of instructions, all proxies will be voted FOR the election of the five nominees identified in this Proxy Statement as directors to Class B and FOR the ratification of the Audit Committee’s selection of ParenteBeard LLC as the company’s independent registered public accounting firm for 2010.  The enclosed proxy confers upon the persons named as proxies therein discretionary authority to vote the shares represented thereby on all matters that may come before the meeting in addition to the scheduled items of business, including unscheduled shareholder proposals and matters incident to the conduct of the meeting.  Although the Board of Directors knows of no other business to be presented, in the event that any other matters are brought before the meeting, the shares represented by any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors and management of Franklin Financial.

Shares held for the account of shareholders who participate in the Dividend Reinvestment Plan will be voted in accordance with the instructions of each shareholder as set forth in his proxy. If a shareholder who participates in the Dividend Reinvestment Plan does not return a proxy, the shares held for his account under the Dividend Reinvestment Plan will not be voted.

Voting of Shares and Principal Holders Thereof

At the close of business on December 31, 2009, Franklin Financial had issued and outstanding 3,863,066 shares of common stock; there is no other class of stock outstanding.

A majority of the outstanding shares of common stock present in person or by proxy will constitute a quorum for the conduct of business at the Annual Meeting. Each share is entitled to one vote on all matters submitted to a vote of the shareholders.  In the case of the election of directors, the five candidates receiving the highest number of votes shall be elected directors of Franklin Financial.  Accordingly, in the absence of a contested election, votes withheld from a particular nominee or nominees will not influence the outcome of the election.  A majority of the votes cast by shareholders present in person or by proxy and entitled to vote at a meeting at which a quorum is present is required to approve any other matter submitted to a vote of the shareholders, including the ratification of the selection of Franklin Financial’s independent registered public accounting firm,  unless a greater vote is required by law or by the Articles of Incorporation or Bylaws.  Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be treated as votes cast.

To the knowledge of Franklin Financial, no person owned of record or beneficially on December 31, 2009 more than five percent of the outstanding shares of common stock of Franklin Financial.

Electronic Voting

If your shares are held in "street name" by your bank or broker or other intermediary, you will receive voting instructions from your intermediary which you must follow in order for your shares to be voted in accordance with your directions.  Many intermediaries permit their clients to vote via the internet or by telephone. Whether or not internet or telephone voting is available, you may vote your shares by returning the voting instruction card which you will receive from your intermediary.

Shareholder Proposals

Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission (hereafter, the "SEC") and Section 2.4 of the Bylaws of Franklin Financial, shareholder proposals intended to be presented at the 2011 Annual Meeting of the shareholders of Franklin Financial must be received at the executive offices of Franklin Financial no later than November 30, 2010, in order to be eligible for inclusion in the proxy statement and proxy form to be prepared by Franklin Financial in connection with the 2011 Annual Meeting.  A shareholder proposal which does not satisfy the notice and other requirements of SEC Rule 14a-8 and the Bylaws of Franklin Financial is not required to be included in Franklin Financial’s proxy statement and proxy form and may not be presented at the 2011 Annual Meeting.  All shareholder proposals should be sent to:  Franklin Financial Services Corporation, Attention: President, 20 South Main Street, P.O. Box 6010, Chambersburg, Pennsylvania  17201-6010.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on April 27, 2010.

The Proxy Statement and the 2009 Annual Report to Shareholders are available at:

http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=100736&gKp=203121

Recommendations of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the election as directors to Class B of the five nominees identified in this Proxy Statement.

The Board of Directors recommends that the shareholders vote FOR the ratification of the Audit Committee’s selection of ParenteBeard LLC as Franklin Financial’s independent registered public accounting firm for 2010.

INFORMATION CONCERNING CORPORATE
GOVERNANCE POLICIES, PRACTICES AND PROCEDURES

Franklin Financial is and always has been committed to the highest ideals in the conduct of its business and to observing sound corporate governance policies, practices and procedures.

In order to comply with the requirements of the Sarbanes-Oxley Act and related SEC rules and regulations, Franklin Financial has taken a number of actions which are intended to strengthen and improve its commitment to sound corporate governance. These actions include the following:

•           The Board of Directors has adopted formal Corporate Governance Guidelines, a copy of which is posted on Franklin Financial's website at www.franklinfin.com.

•           The Board of Directors has adopted a Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers of Franklin Financial. This Code focuses specifically upon principles of ethical business conduct, assuring the integrity of Franklin Financial's periodic reports and other public communications, and compliance with all applicable government rules and regulations, and is intended to comply with the requirements of the Sarbanes-Oxley Act and related SEC rules and regulations. A copy of Franklin Financial's Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers is posted on Franklin Financial's website at www.franklinfin.com.

•           The Board of Directors has adopted written charters for its Audit, Personnel and Nominating Committees, copies of which are posted on Franklin Financial's website at www.franklinfin.com.

•           Pursuant to the terms of its Corporate Governance Guidelines, Franklin Financial’s "independent directors" meet periodically in executive session (i.e., without the presence of the Chief Executive Officer or other members of Franklin Financial's management).

INFORMATION CONCERNING THE ELECTION OF DIRECTORS

General Information

The Bylaws of Franklin Financial provide that the Board of Directors shall consist of not less than 5 nor more than 25 persons and that the directors shall be classified with respect to the time they shall severally hold office by dividing them into three classes, each consisting as nearly as possible of one-third of the number of the whole Board of Directors. The Bylaws further provide that the directors of each class shall be elected for a term of three years so that the term of office of one class of directors shall expire in each year. Finally, the Bylaws provide that the number of directors in each class of directors shall be determined by the Board of Directors.

A majority of the Board of Directors may increase the number of directors between meetings of shareholders. Any vacancy occurring in the Board of Directors, whether due to an increase in the number of directors, resignation, retirement, death, or any other reason, may be filled by appointment by the remaining directors. Any director who is appointed to fill a vacancy shall hold office until his successor is duly elected by the shareholders at the next Annual Meeting at which directors in his class are elected.

The Board of Directors has determined that the Board shall consist of 11 directors. There are 5 directors whose terms of office will expire at the 2010 Annual Meeting and 6 continuing directors whose terms of office will expire at the 2011 or 2012 Annual Meeting. The Board of Directors has nominated the following persons for election to the Board of Directors at the 2010 Annual Meeting for the term specified below:

CLASS B
For a Term of Three Years

Charles S. Bender, II
Martin R. Brown
Allan E. Jennings, Jr.
Jeryl C. Miller
Stephen E. Patterson

In the event that any of the foregoing nominees is unable to accept nomination or election, the shares represented by any proxy given pursuant to this solicitation will be voted in favor of such other persons as the Board of Directors of Franklin Financial may recommend. However, the Board of Directors has no reason to believe that any of its nominees will be unable to accept nomination or to serve as a director if elected.

Nominations for Election of Directors

In accordance with Section 3.5 of the Bylaws of Franklin Financial, any shareholder of record entitled to vote for the election of directors who is a shareholder on the record date and on the date of the meeting at which directors are to be elected may nominate a candidate for election to the Board of Directors, provided that the shareholder has given proper written notice of the nomination, which notice must contain certain prescribed information and must be delivered to the President of Franklin Financial not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. The Chairman of the meeting must determine whether a nomination has been made in accordance with the requirements of the Bylaws and, if he determines that a nomination is defective, such nomination and any votes cast for the nominee shall be disregarded.

Shareholders may also recommend qualified persons for consideration by the Nominating Committee to be included in Franklin Financial's proxy materials as a nominee of the Board of Directors. A shareholder who wishes to make such a recommendation must submit his recommendation in writing addressed to the Chairman of the Board, Franklin Financial Services Corporation, P.O. Box 6010, Chambersburg, Pennsylvania 17201-6010. The recommendation must include the proposed nominee's name and qualifications and must be delivered not less than 120 days prior to the anniversary date of the immediately preceding annual meeting.

Nominating Committee Process for the Selection and Evaluation of Nominees

Franklin Financial's Corporate Governance Guidelines identify the qualifications expected of a member of the Board of Directors and set forth the criteria to be applied by the Nominating Committee in evaluating candidates who will be recommended to the Board of Directors as nominees for election to the Board. A candidate must possess good business judgment and must be free of any relationship which would compromise his ability to properly perform his duties as a director. A candidate must have sufficient financial background and experience to be able to read and understand financial statements and to evaluate financial performance. A candidate should have proven leadership skills and management experience and should be actively involved in the community served by Franklin Financial and its subsidiaries. A candidate must be willing and able to commit the time and attention necessary to actively participate in Board affairs. In addition, a candidate must be a person of integrity and sound character. A candidate's age, background, skills and experience are also important considerations in terms of achieving appropriate balance and diversity on the Board.

The Nominating Committee uses a variety of methods for identifying and evaluating potential nominees for election to the Board of Directors. The Nominating Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that a vacancy is anticipated or otherwise arises, the Nominating Committee typically considers and interviews several potential candidates for appointment to fill the vacancy. Candidates may come to the attention of the Nominating Committee through current Board members, shareholders and other persons. These candidates are evaluated by the Nominating Committee and may be considered at any time during the year. In evaluating potential nominees, the Nominating Committee seeks to achieve a balance of knowledge, skills and experience on the Board. The Nominating Committee does not engage third party consultants in connection with the identification or evaluation of potential nominees.

The Nominating Committee will consider persons recommended by shareholders as potential nominees for election to the Board of Directors, provided that recommendations are made in accordance with the procedures described above under the caption "Nominations for Election of Directors." A potential nominee who is recommended by a shareholder will be evaluated by the Nominating Committee in the same fashion as other persons who are considered by the Committee as potential candidates for election to the Board of Directors.

Director Independence

The Board of Directors has determined that each of the following directors is an "independent director," as such term is defined in the NASDAQ Stock Market Rules: Charles S. Bender, II, Martin R. Brown, G. Warren Elliott, Donald A. Fry, Allan E. Jennings, Jr., Stanley J. Kerlin, Jeryl C. Miller, Stephen E. Patterson, Charles M. Sioberg and Martha B. Walker.

Information about Nominees, Continuing Directors and Executive Officers

Information concerning the five persons nominated for election to the Board of Directors of Franklin Financial at the 2010 Annual Meeting and concerning the six continuing directors follows.

CLASS A DIRECTORS (Term expires 2011)

G. Warren Elliott, 55, has been a director since 1994.  He served as a Regional Representative of General Code Publishers, a legal publications company, from 1981 to 2009.  He is a former Franklin County, Pennsylvania, Commissioner serving in 1987 and from 1996 to 2007.  He is currently President of Cardinal Crossings, Inc. and Vice President of Business Development of CGL Engineering.  From 1991 to 1995 Mr. Elliott served as an adjunct faculty member at Shippensburg University, teaching state and local government.

Stanley J. Kerlin, 56, has been a director since 2006.  Mr. Kerlin has served as a practicing attorney for 30 years, currently with the Law Office of Stanley J. Kerlin in McConnellsburg, Pennsylvania.  Mr. Kerlin serves as President of the Fulton County Bar Association and serves as solicitor of the Fulton County Board of Commissioners.

William E. Snell, Jr., 61, has been a director and has served as the President and Chief Executive Officer of the Company and F&M Trust since 1995.  Mr. Snell’s banking career has spanned more than 40 years.

Martha B. Walker, 63, has been a director since 1979.  She has served as a practicing attorney for 38 years and currently is a partner in the law firm of Walker, Connor and Spang, LLC, in Chambersburg, Pennsylvania.  Ms. Walker has also worked as an Assistant Professor for Wilson College and Penn State Mont Alto.  She has been a business owner and director of Baum Publishing Company, Inc., a weekly newspaper in Bucks County, Pennsylvania, for 15 years.

CLASS B NOMINEES (Term expires 2013)

Charles S. Bender II, 65, has been a director since 1981.  Mr. Bender was employed by F&M Trust from 1975 until his retirement in 2002, serving as Executive Vice President of F&M Trust and Franklin Financial at the time of his retirement.

Martin R. Brown, 58, has been a director since 2006.  Mr. Brown is President of M.R. Brown Funeral Home, Inc.  Mr. Brown also is President of M.R. Brown Management, Inc. where he is the managing general partner of Marymart Family L.P., which owns Sandy Ridge Station Mall and, along with his wife, is the owner of the Sandy Ridge Market, a full service grocery store located at the Sandy Ridge Station Mall.

Allan E. Jennings, Jr., 60, has been a director since 2002.  Mr. Jennings is President of Jennings Chevrolet Oldsmobile Cadillac, Inc., and Vice President of Jennings Pontiac Buick GMC, Inc.  Mr. Jennings serves as a director for the Chambersburg Area Development Corporation and is Chairman of the Pennsylvania Automotive Association.

Jeryl C. Miller, 70, has been a director since 1983.  Mr. Miller is Vice-President and Secretary of Charles W. Karper, Inc., a trucking company.

Stephen E. Patterson, 65, has been a director since 1998.  Mr. Patterson is a practicing attorney with over 36 years of experience and a principal in the Waynesboro and Chambersburg, Pennsylvania offices of Salzmann Hughes P.C.  Mr. Patterson currently serves on the Board of Directors of PenMar Development Corporation.

CLASS C DIRECTORS (Term expires 2012)

Donald A. Fry, 60, has been a director since 1998.  He is President of ANDOCO, Inc. which trades as Cumberland Valley Rental, a uniform rental supply company.

Charles M. Sioberg, 69, has been a director since 1982 and has served as Chairman since 2003.  Mr. Sioberg’s engineering career has spanned over 46 years.  He is currently a Vice President of Martin and Martin, Inc. where he directs the firm’s environmental consulting, land development, and municipal planning activities.  Mr. Sioberg has also served as an instructor and guest Lecturer at Pratt Institute and Shippensburg University and as a consultant to the Pennsylvania Department of Community Affairs in preparation of planning manuals for use by local municipalities.

The following table includes information concerning shares of Franklin Financial common stock owned beneficially by directors, nominees, and executive officers who are named in the Summary Compensation Table appearing elsewhere in this Proxy Statement and by all directors and executive officers as a group. There are no family relationships between or among any of the Company's executive officers, directors or nominees.

	Shares of Stock of Franklin		Percentage of Total
	Beneficially Owned as of		Outstanding Shares as of
Name	12/31/09 (1)		12/31/09 (2)

Charles E. Bender, II	70,190	(3)	1.81%
Martin R. Brown	5,359
Ronald L. Cekovich	12,775	(4)
G. Warren Elliott	2,786
Donald A. Fry	4,788	(5)
Mark R. Hollar	9,489	(6)
Allan E. Jennings, Jr.	7,620	(7)
Stanley J. Kerlin	26,842	(8)
Michael E. Kugler	12,280	(9)
Jeryl C. Miller	24,551	(10)
Stephen E. Patterson	4,000
Sandra G. Small	6,183	(11)
William E. Snell, Jr.	46,044	(12)	1.19%
Charles M. Sioberg	10,754	(13)
Martha B. Walker	3,735

All Directors and Executive
Officers as a group (15 Persons)	247,396		6.36%
________________________
1. Beneficial ownership of shares of the common stock of Franklin Financial is determined in accordance with SEC Rule 13d-3, which provides that a person shall be deemed to own any stock with respect to which he, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of the stock, or (ii) investment power, which includes the power to dispose or to direct the disposition of the stock. A person is also deemed to own any stock which he has the right to acquire within 60 days through the exercise of an option or conversion right, through the revocation of a trust or similar arrangement, or otherwise.  Unless otherwise stated, each director and executive officer has sole voting and investment power with respect to the shares shown above or holds the shares jointly with his or her spouse.   Unless otherwise stated, the number of shares shown represents less than one percent of the total number of shares of common stock outstanding.
2. Less than 1% unless otherwise indicated.
3. Includes 26,250 shares held in the name of Mr. Bender’s spouse.
4.  Includes options issued under the Incentive Stock Option Plan to purchase 11,805 shares and options issued under the Employee Stock Purchase Plan to purchase 370 shares.
5.  Includes 244 shares held in the names of Mr. Fry’s children.

6. Includes options issued under the Incentive Stock Option Plan to purchase 7,775 shares; options issued under the Employee Stock Purchase Plan to purchase 395 shares; and, 460 shares held by Mr. Hollar as custodian under Uniform Gift to Minors Act accounts for the benefit of his children.
7.  Includes 3,841 shares held in the name of Mr. Jennings’ spouse and 1,650 shares held by Mr. Jennings as joint executor of his father’s estate.
8.  Includes 400 shares held in the names of Mr. Kerlin’s children; 2,784 shares held by Mr. Kerlin as co-trustee of the Kerlin Family Trust; and 21,158 shares with respect to which Mr. Kerlin holds power of attorney.
9. Includes options issued under the Incentive Stock Option Plan to purchase 7,675 shares; options issued under the Employee Stock Purchase Plan to purchase 376 shares; and 1,290 shares held in the name of Mr. Kugler’s spouse.
10. Includes 6,428 shares held in the name of Mr. Miller’s spouse and 681 shares held by Mr. Miller as custodian under Uniform Gift to Minors Act accounts for the benefit of his grandchildren.
11.  Includes options issued under the Incentive Stock Option Plan to purchase 5,875 shares and options issued under the Employee Stock Purchase Plan to purchase 303 shares.
12. Includes options issued under the Incentive Stock Option Plan to purchase 19,062 shares and options issued under the Employee Stock Purchase Plan to purchase 791 shares.
13.  Includes 3,000 shares held in the name of Mr. Sioberg’s spouse and 2,206 shares held by Mr. Sioberg as custodian under Uniform Gift to Minors Act accounts for the benefit of his grandchildren.

Meetings of the Board of Directors

Franklin Financial's Corporate Governance Guidelines provide that directors are expected to attend meetings of the Board of Directors, meetings of the committees on which they serve, and the annual meeting of shareholders. The Boards of Directors of the Company and of F&M Trust met a total of 35 times during 2009.  All directors attended 75% or more of the aggregate number of meetings of the Boards of Directors and of the various committees of the Boards of Directors on which they served, and all directors attended the annual meeting of shareholders in 2009.

The following table provides certain summary information concerning the total compensation paid or accrued by Franklin Financial and F&M Trust in 2009 to each non-employee member of the Board of Directors.

2009 DIRECTOR COMPENSATION

					Change in
	Fees Earned			Non-Equity	Pension Value and
	or Paid	Stock	Option	Incentive Plan	Nonqualified Deferred	All Other
	in Cash (1)	Awards	Awards	Compensation	Compensation Earnings	Compensation		Total (2)
Name	($) (a)	(b)	(c)	($) (d)	(e)	($) (f)		($) (g)
Charles S. Bender, II	22,600	-	-	-	-	9,506	(3)	32,106
Martin R. Brown	23,750	-	-	-	-	1,486	(4)	25,236
G. Warren Elliott	28,775	-	-	-	-	-		28,775
Donald L. Fry	28,400	-	-	-	-	-		28,400
Allan E. Jennings, Jr.	26,075	-	-	-	-	-		26,075
Stanley J. Kerlin	24,925	-	-	-	-	-		24,925
Jeryl C. Miller	30,565	-	-	-	-	15,720	(5)	46,285
Stephen E. Patterson	27,250	-	-	-	-	-		27,250
Charles M. Sioberg	35,060	-	-	-	-	15,480	(5)	50,540
Kurt E. Suter	23,750	-	-	-	-	-		23,750
Martha B. Walker	27,225	-	-	-	-	7,618	(6)	34,843

1   The amount reported is the aggregate dollar value of all fees earned (even if deferred) or paid in cash for services as a director in 2009, including annual retainer fees, committee and/or chairmanship fees and meeting fees.
2   The amount reported is the aggregate dollar value of total compensation earned in 2009 and is equal to the sum of the amounts  reported in columns (a) through (f).
3    The amount reported includes the annual premium or $3,070 paid by Franklin Financial on a split-dollar life insurance policy maintained for the benefit of the director and $6,436 accrued in 2009 under a deferred compensation arrangement known as the Brick Plan in effect from 1982 through 1988.

4   The amount reported includes the annual premium paid by Franklin Financial on a split-dollar life insurance policy maintained for the benefit of the director.
5   The amount reported is the benefit paid during 2009 under a deferred compensation arrangement known as the Brick Plan in effect from 1982 through 1988.
6    The amount reported includes amounts accrued in 2009 under a deferred compensation arrangement known as the Brick Plan in effect from 1982 through 1988.

From January to June 2009, each director of Franklin Financial who is not a salaried officer of Franklin Financial or F&M Trust was paid by Franklin Financial $3,400 for the first six months of 2009 and a fee of $375 for each committee meeting attended, and beginning in July 2009, $3,500 for the remaining six months of 2009 and a fee of $400 for each committee meeting attended, except that the Chairman of the Board does not receive committee meeting attendance fees.  Each director of Franklin Financial is also a director of F&M Trust.  Each Director of F&M Trust who is not a salaried officer of Franklin Financial or F&M Trust was paid by F&M Trust $6,000 for the first six months of 2009 and a fee of $375 for each committee meeting attended, and beginning in July 2009, $6,150 for the remaining six months of 2009 and a fee of $400 for each committee meeting attended, except that the Chairman of the Board does not receive committee meeting attendance fees. In addition to the foregoing annual retainer fees and meeting attendance fees, the Chairman of the Audit Committee received a retainer of $1,590 for the first six months of 2009 and $1,700 for the remaining six months of 2009.  The Chairman of the Board received an additional retainer of $7,860 for the first six months of 2009 and $8,100 for the remaining six months of 2009.

Director fees payable by F&M Trust are eligible to be deferred pursuant to the Farmers and Merchants Trust Company of Chambersburg Directors’ Deferred Compensation Plan (the “Director Deferred Compensation Plan”).  Participation in the Director Deferred Compensation Plan is voluntary and each participant may elect each year to defer all or a portion of their F&M Trust director’s fees.   Each participant directs the investment of their own account among various publicly available mutual funds designated by the Bank’s Investment and Trust Services department.  Growth of each participant’s account is a result of investment performance and is not the result of an interest factor or interest formula established by the participant or the Bank.  The balance in such director’s deferred benefit account is payable to him or to his designated beneficiary in a lump sum within 60 days upon the first to occur of his retirement from the Board or death, except that F&M Trust may, at its option, elect to pay such balance over a period of up to five years.  Directors participating in this plan and amounts deferred for 2009 include Ms. Walker $12,150, Mr. Brown $12,150, and Mr. Miller $12,150.

In January of 2008, the Board of Directors adopted the Director Pay for Performance Program (the "Pay for Performance Program") under the terms of which non-employee directors are eligible to receive an annual cash bonus if Franklin Financial achieves certain financial targets established in advance by the Board. The financial targets are expressed in terms of the average annual increase in diluted earnings per share over rolling measurement periods of three calendar years each. (For example, for 2009 the three-year measurement period consisted of calendar years 2007, 2008 and 2009.)  The target bonus payable under the Pay for Performance Program is an amount equal to 10% of the retainer fees earned by a participant during the third calendar year of a three-year measurement period. For example, if a participating director earned retainer fees of $21,000 in 2009, his target bonus would be $2,100. A participating director may receive a bonus which is more or less than the target bonus, depending upon the extent to which Franklin Financial meets or exceeds the financial target established by the Board for the three-year measurement period involved. If the average increase in Franklin Financial's diluted earnings per share during the three-year period ending on December 31, 2009 is less than 5%, the director in this example would be entitled to receive a cash bonus equal to 50% of his target bonus or $1,050 ($21,000 x 10% x 50%). If the average increase in diluted earnings per share during the measurement period is between 5 % and 7.99%, the director would be entitled to receive a cash bonus equal to 100% of his target bonus or $2,100 ($21,000 x 10% x 100%).  If the average increase in diluted earnings per share during the measurement period is 0% or less, no bonus is earned.  The amount of the cash bonus can be as much as 150% of the director's target bonus, or $3,150 in this example, if the average increase in diluted earnings per share during the measurement period is greater than 10% ($21,000 x 10% x 150%). Bonuses earned under the Pay for Performance Program are paid in the second quarter of the calendar year next following the third calendar year of the three-year measurement period.

Upon the recommendation of management, in order to reduce the expense impact, all Pay for Performance Programs, including the Directors’ Pay for Performance Program, were suspended for 2009.  Accordingly, there were no payments under the PFP Program to be reported in the Directors’ Compensation Table for 2009.

The Personnel Committee met in February 2010 to establish financial targets applicable to payouts under the Pay for Performance Program for 2010.

Director fees payable by F&M Trust from 1982 to 1988 were eligible to be deferred under a deferred compensation arrangement known as the Brick Plan.  The components of the plan were life insurance policies on the lives of the participating directors with the Bank as beneficiary and an individual agreement between the Bank and each director that outlined future payments to the director commencing at age 65.  The director is to be paid a fixed amount monthly over a ten-year period beginning at age 65.  Directors currently receiving payouts are Messrs. Bender, Miller and Sioberg.  Director Walker is currently accruing amounts that will be paid out beginning at age 65.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors of Franklin Financial has standing Audit, Nominating and Personnel Committees.

Audit Committee

Members of the Audit Committee during 2009 were Jeryl C. Miller, Chairman, and Messrs. Brown, Elliott, Jennings, Sioberg and Kurt E. Suter, who retired from the Board of Directors January 31, 2010.  The Audit Committee assists the Board of Directors in fulfilling its responsibilities in providing oversight over the integrity of Franklin Financial's financial statements, Franklin Financial's compliance with applicable legal and regulatory requirements and the performance of Franklin Financial's internal audit function. The Audit Committee is responsible for the appointment, compensation, oversight and termination of Franklin Financial's independent auditors and regularly evaluates the independent auditors' independence from Franklin Financial and Franklin Financial's management. The Audit Committee reviews and approves the scope of the annual audit and is also responsible for, among other things, reporting to the Board on the results of the annual audit and reviewing the financial statements and related financial and nonfinancial disclosures included in Franklin Financial's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Audit Committee also reviews Franklin Financial's disclosure controls and procedures and internal controls. The Audit Committee prepares the Audit Committee Report for inclusion in the annual proxy statement and oversees investigations into complaints concerning accounting and auditing matters. The Audit Committee also meets periodically with Franklin Financial's independent auditors and with Franklin Financial's internal auditors outside of the presence of management and has authority to retain outside legal, accounting and other professionals to assist it in meeting its responsibilities.

The Audit Committee operates under a charter adopted by the Board of Directors, a copy of which is posted on Franklin Financial's website at www.franklinfin.com. All members of the Audit Committee were at all times during 2009 "independent directors" as such term is defined in the NASDAQ Stock Market. The Board of Directors has not designated an "audit committee financial expert" as such term is defined in the Sarbanes-Oxley Act and applicable SEC rules and regulations because it believes that each member of the Audit Committee is qualified in terms of background and experience to perform his duties as a member of that Committee and because it believes that an audit committee financial expert is not necessary in light of Franklin Financial's size, the nature of its business and the relative lack of complexity of its financial statements. The Audit Committee met five times during 2009.

Nominating Committee

Members of the Nominating Committee during 2009 were Charles M. Sioberg, Chairman, Ms. Walker and Messrs. Bender and Patterson. The Nominating Committee is responsible, among other things, for recommending to the Board of Directors persons to be nominated for election to the Board, persons to be appointed to fill vacancies on the Board and persons to be elected as officers of the Board. The Nominating Committee operates under a charter adopted by the Board of Directors, a copy of which is posted on Franklin Financial's website at www.franklinfin.com. All members of the Nominating Committee were at all times during 2009 “independent directors” as such term is defined in the NASDAQ Stock Market.   The Nominating Committee met two times in 2009.

Personnel Committee

Members of the Personnel Committee during 2009 were Charles M. Sioberg, Chairman, and Messrs. Brown, Elliott, Fry, Jennings and Miller. The Personnel Committee assists the Board of Directors in fulfilling its responsibilities in providing oversight over Franklin Financial's compensation policies and procedures. The Personnel Committee is responsible for, among other things, administering and making grants and awards under the Incentive Stock Option Plan of 2002 and the Employee Stock Purchase Plan. The Personnel Committee is also responsible for annually evaluating the compensation of Franklin Financial's Chief Executive Officer. The Personnel Committee also prepares the Compensation Committee Report on Executive Compensation for inclusion in the annual proxy statement. The Personnel Committee operates under a charter adopted by the Board of Directors, a copy of which is posted on Franklin Financial's website at www.franklinfin.com. All members of the Personnel Committee were at all times during 2009 "independent directors" as such term is defined in the NASDAQ Stock Market. The Personnel Committee met seven times during 2009.

Compensation Committee Interlocks and Insider Participation

No member of the Personnel Committee is an employee or former employee of Franklin Financial or F&M Trust. There were no compensation committee "interlocks" at any time during 2009, which in general terms means that no executive officer or director of Franklin Financial served as a director or member of the compensation committee of another entity at the same time as an executive officer of such other entity served as a director of Franklin Financial.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Introduction

The Personnel Committee of the Company's Board of Directors administers the Company's executive compensation program. The Company currently has eight senior officers (the President and Chief Executive Officer and seven subordinate officers) who have been designated as senior officers by the Board. The Personnel Committee, which is composed entirely of independent directors, is responsible for reviewing and approving senior officer compensation, for evaluating the President and Chief Executive Officer, for overseeing the administration of the Company's compensation program generally as it affects all other officers and employees, for administering the Company's incentive compensation programs (including the Incentive Stock Option Plan), for approving and overseeing the administration of the Company's employee benefits programs, for providing insight and guidance to management with respect to employee compensation generally, and for reviewing and making recommendations to the Board with respect to director compensation.

The Personnel Committee operates under a charter adopted by the Board of Directors. The Personnel Committee annually reviews the adequacy of its charter and recommends changes to the Board for approval. The Personnel Committee meets at scheduled times during the year and on an "as necessary" basis, The Chairman of the Personnel Committee reports on Committee activities and makes Committee recommendations at meetings of the Board of Directors.

Compensation Philosophy

The Personnel Committee believes that executive compensation should be tied to individual performance, should vary with the Company's performance in achieving its financial and non-financial objectives, and should be structured so as to be closely aligned with the interests of the Company's shareholders. The Committee also believes that the compensation package of each senior officer should include an at-risk, performance-based component and that this component should increase as an officer's authority and responsibility increase. The Committee's philosophy is reflected in the Company's compensation objectives for its senior officers, which are as follows:

•	Create a merit-based, pay for performance incentive-driven system which is linked to the Company's financial results and other factors that directly and indirectly influence shareholder value;
•	Establish a compensation system that enables the Company to attract and retain talented executives who are motivated to advance the interests of the Company's shareholders; and
•	Provide a total compensation package that is fair in relation to the compensation practices of comparable financial institutions.

To the extent that established performance goals are exceeded, the Committee believes that the Company's senior executives should be financially rewarded. It should be noted that all employees, including the Company's executive officers, are employed at will and do not have employment contracts, severance pay agreements or "golden parachute" arrangements that would be triggered upon the occurrence of a change in control of the Company.

Components of Compensation

The elements of total compensation paid by the Company to its senior officers, including the President and Chief Executive Officer (the "CEO") and the other executive officers identified in the Summary Compensation Table which appears following this Compensation Discussion and Analysis (the CEO and the other executive officers identified in the Summary Compensation Table are sometimes referred to collectively as the "Named Executive Officers"), include the following:

•	Base salary:
•	Short-term incentive compensation in the form of cash awards granted under the Company’s Management Group Pay for Performance Program;
•	Long-term incentive compensation in the form of stock options granted under the Company’s Incentive Stock Option Plan;
•	Benefits under the Company’s pension plan; and
•	Benefits under the Company’s health and welfare benefits plans.

Base Salary

The base salaries of the Named Executive Officers are reviewed by the Personnel Committee annually in December of each year, as well as at the time of any promotion or significant change in job responsibilities. Base salaries for our senior officers are established based upon the scope of their responsibilities, taking into account compensation paid by comparable financial institutions for similar positions. Specifically, a salary range is determined for each position based upon published salary surveys. These surveys report base salary ranges for comparable positions at similar financial institutions (currently ranging in size from $500 million to $1.0 billion in total assets) within central Pennsylvania. Data from financial institutions of similar size located elsewhere within Pennsylvania and in adjoining and other states is also analyzed for comparative purposes.

The Committee then establishes a "market value" for each position (defined as the mid-point of the approved salary range, plus ten percent and minus ten percent) in order to insure that the base salary for each senior executive falls within the market value for that position. An adjustment to the executive's base salary, effective as of January 1 of each year, may (or may not) be approved by the Committee, based upon its assessment of the market value of the position involved.

The Personnel Committee met in December of 2008 and considered the base salaries of the Company's senior officers at that meeting.  The Committee applied the principles discussed above and authorized 2009 base salary increases for the following  named Executive Officers, as follows: (a) Mr. Snell from $217,256 to $224,874; (b) Mr. Hollar from $114,738 to $127,166; (c) Mr. Cekovich from $101,374 to $104,416; (d) Mr. Kugler from $107,458 to $112,840; and (e) Ms. Small from $85,410 to $88,842.

Base salary earned by each Named Executive Officer during calendar year 2009 is reported in Column (a) of the Summary Compensation Table which appears below following this Compensation Discussion and Analysis.

The Personnel Committee met in December 2009 and considered the base salaries of the Company’s senior officers at that meeting.  The Committee applied the principles discussed above and authorized 2010 base salary increases of the following named Executive Officers, as follows: (a) Mr. Snell from $224,874 to $231,634; (b) Mr. Hollar from $127,166 to $135,434; (c) Mr. Cekovich from $104,416 to $108,056; (d) Mr. Kugler from $112,840 to $116,220; and Ms. Small from $88,842 to $92,404.

Short-Term Incentive Compensation

The Company has adopted the Management Group Pay for Performance Program (the "PFP Program") for purposes of linking a portion of the compensation of its senior officers, including the Named Executive Officers, to the success of the Company in meeting certain financial targets which are established annually by the Personnel Committee. Under the terms of the PFP Program, the Committee establishes in February of each year eight distinct financial targets, including the following: (i) return on average equity, (ii) return on average assets, (iii) tax equivalized net interest income, (iv) tax equivalized operating income, (v) efficiency ratio (i.e., noninterest expense as a percentage of operating income), (vi) net loan charge-offs as a percentage of average loans, (vii) non-performing assets as a percentage of total assets, and (viii) net income. Targets (vi) and (vii) are measured against national peer group loan quality data published by the Federal Deposit Insurance Corporation (which we refer to as the "FDIC") for bank holding companies with total assets between $500 million and $1.0 billion. The PFP Program also incorporates a factor for the executive's annual performance evaluation rating, which, in the case of the CEO, is determined by the Board of Directors following consideration of a recommendation made by the Committee.

Each PFP Program target is evaluated separately and is assigned a payout range expressed as a percentage of annual base salary. Payouts under the PFP Program are determined on the basis of the Company's performance relative to the targets established by the Committee and on the basis of each executive's annual performance evaluation. The aggregate annual payout under the PFP Program ranges from 0 percent to 20 percent of an executive's annual base salary. In order to earn a payout in any target category, the established target must be met or exceeded. Because payout amounts under certain of the PFP Program targets cannot be finally determined until peer group loan quality data are released by the FDIC (which does not occur until well after the close of a calendar year) and because these payout amounts are dependent in part upon individual performance evaluations (which are conducted in March of each year), the payout amounts earned under the Program in respect of the Company's performance in a given calendar year are generally calculated and paid in April of the following year.

Upon the recommendation of management, in order to reduce the expense impact, all Pay for Performance Programs were suspended for 2009.  Accordingly, there will be no payments under the PFP Program to be reported in the Summary Compensation Table for 2009.

The Personnel Committee met in February 2010 to establish financial targets applicable to payouts under the Pay for Performance Program for 2010.

Long-Term Incentive Compensation

The Company uses the grant of incentive stock options under its Incentive Stock Option Plan as the primary vehicle for providing long-term incentive compensation opportunities to its senior officers, including the Named Executive Officers. The Plan was adopted by the shareholders in 2002 and provides for the grant of incentive stock options to purchase shares of Company common stock at a per share exercise price which is not less than 100% of the fair market value of such shares on the date that the option is granted.  Incentive stock options are the only form of award provided for under the Plan.

The Personnel Committee has historically granted stock options annually at its meeting in February of each year. In administering the Plan, the Committee establishes an annual option award target ranging from 500 to 2,500 shares for each of eight officer salary grade levels. The Committee has also established a target range for the Company's average annual increase in diluted earnings per share during the three most recently ended calendar year periods.  Options may be granted by the Committee for more or fewer shares than the established option award target for a given salary grade depending upon the Company's growth in fully diluted earnings per share relative to the target range established by the Committee. If the average annual increase in fully diluted earnings per share for the three most recently ended calendar years falls within the target range established by the Committee, each executive is granted an option for a number of shares equal to his option award target.  If the average increase falls below the target range established by the Committee, but is greater than 0 percent, the option granted to each executive is for a number of shares equal to 50 percent of his option award target. If the average increase exceeds the target range established by the Committee, the number of shares subject to each option can be as much as 150 percent of his option award target.

Options are granted at an exercise price equal to the fair market value per share of the Company's common stock on the date of grant, which fair market value is determined in accordance with the terms of the Plan on the basis of the average of the average of the closing bid and asked quotations for the five trading days immediately preceding the applicable date as reported by two brokerage firms selected by the Committee which are then making a market in the Company's stock, except that if no closing bid or asked quotation is available on one or more of such trading days, fair market value is determined by reference to the five trading days immediately preceding the applicable date on which closing bid and asked quotations are available. Options granted under the Plan vest after the expiration of six months from the date of grant or upon the occurrence of a change in control of Franklin Financial if a change in control occurs prior to the expiration of such six-month period. Neither the CEO nor any other Named Executive Officer has any role in selecting the date of grant of any stock option granted under the Plan.

The Committee's philosophy in utilizing this performance measurement is that long term growth in fully diluted earnings per share is the primary driver of both the market value of the Company's common stock and of the Company's capacity to regularly increase the cash dividends which it pays to its shareholders.

The Company's diluted earnings per share for calendar years 2005 through 2008 were $1.81, $2.10, $2.40 and $2.24, respectively, resulting in an average annual growth in diluted earnings per share for the three years ended December 31, 2008 of approximately 7.73 percent. This compared favorably to the target range established by the Committee and, accordingly, the Committee authorized in 2009 the issuance of incentive stock option awards to the Named Executive Officers in amounts ranging from 1,000 shares to 2,500 shares, in each case representing 100 percent of the option award target. The number of shares underlying the option granted to each Named Executive Officer in 2009, the fair value of each such option on the date of grant (determined in accordance with FAS 123R) and the exercise price per share of each such option is set forth in Columns (e), (f) and (g), respectively, of the Grants of Plan Based Awards Table, which appears below following this Compensation Discussion and Analysis.

Information concerning the number of options held by each Named Executive Officer as of December 31, 2009 is set forth in the Outstanding Equity Awards at Fiscal Year-End Table which appears below following this Compensation Discussion and Analysis.

The Personnel Committee also addressed option awards at its February 2010 meeting.  The Company’s average annual change in diluted earnings per share for calendar years 2006 through 2009 was approximately (5.37%) which was below the target range previously established by the Committee.  Accordingly, in accordance with the principles discussed above, the Committee did not then grant any incentive stock options to the Named Executive Officers.

Employee Stock Purchase Plan

The Company established its Employee Stock Purchase Plan to encourage its employees to acquire a stake in the future of the Company by purchasing shares of its common stock.  All persons who are employed by the Company and its subsidiaries at the grant date and December 31 of the preceding year in which the option is granted are eligible to be granted options under the plan, except that the Personnel Committee may exclude employees who customarily work twenty hours or less per week.  The number of shares subject to options each calendar year is allocated uniformly among the eligible employees based upon each employee’s qualifying compensation (base salary plus overtime pay) as compared to the aggregate qualifying compensation of all plan participants.  The Personnel Committee determines the exercise price of each option, which may not be less than 90 percent of the fair market value of the Company’s common stock on the grant date.  No option may have a term longer than one year from the grant date.  The options granted to the named executive officers under the plan in 2009 are reported below in the Grants of Plan-Based Awards in 2009 Table.

Retirement Plan

The senior officers of the Company are eligible to participate in the various retirement plans maintained by F&M Trust for the benefit of its employees. The F&M Trust Pension Plan is a defined benefit plan which provides retirement benefits based upon a career-average compensation formula. In order to mitigate the adverse affects applicable to certain Pension Plan participants as a consequence of the adoption of a career-average compensation formula, F&M Trust adopted, effective January 1, 2008, a Qualified Pension Supplemental Plan and a Nonqualified Deferred Compensation Plan. The Pension Plan was closed to new employees as of April 1, 2007 and such new employees are eligible to participate only in the F&M Trust 401(k) Plan. The F&M Trust 401(k) Plan covers substantially all employees of F&M Trust who have completed one year and 1,000 hours of service.  In 2008, employee contributions to the plan were matched at 100% up to 4% of each employee's deferrals, plus 50% of the next 2% of deferrals from participants' eligible compensation. In addition, a 100% discretionary profit sharing contribution of up to 2% of each employee's eligible compensation is possible, provided net income targets are achieved. The Personnel Committee of the Company's Board of Directors establishes the net income targets annually. Additional information relating to the Company's retirement plans is set forth in the Pension Benefits Table which appears below following this Compensation Discussion and Analysis and in the narrative which accompanies that Table.

Health and Welfare Employee Benefits Plans

The Company provides healthcare, life and disability insurance and other employee benefits programs to its employees, including its senior officers. The Personnel Committee is responsible for overseeing the administration of these programs and believes that its employee benefits programs should be comparable to those maintained by Central Pennsylvania financial institutions of comparable size so as to assure that the Company is able to maintain a competitive position in terms of attracting and retaining officers and other employees. The Company's employee benefits plans are provided on a nondiscriminatory basis to all employees.

Procedure Followed by the Personnel Committee in Determining Executive Compensation

The Committee annually determines the compensation of each senior officer (base salary, payout under the PFP Program and stock option grant under the incentive Stock Option Plan) in accordance with the factors discussed above. The CEO plays an important role in the compensation process, particularly as it applies to the other Named Executive Officers. Specifically, the CEO evaluates officer performance, provides input in connection with establishing individual performance targets and objectives, and makes recommendations as to base salary levels. The CEO participates in Committee meetings at the Committee's request in connection with the evaluation of the other Named Executive Officers and in order to provide background information.

The Committee, meeting in executive session, performs an annual performance evaluation of the CEO and determines his compensation in accordance with the factors discussed above.  Each member of the Committee independently evaluates the CEO by using a written performance evaluation form to prepare a formal evaluation. The evaluation form includes ratings for key accountabilities, including strategic leadership, business and organization knowledge, decision making, customer focus, personnel selection and development, vision/direction setting, adaptability and community involvement.

The Company has not in the past five years employed compensation consultants in connection with the compensation process and does not anticipate that it will do so in 2010.

Restatement of Financial Statements

The Personnel Committee is of the view that, to the extent permitted by law, it has authority to retroactively adjust any cash or equity-based incentive award paid to any senior officer (including any Named Executive Officer) where the award was based upon the achievement by the Company of specified financial goals and it is subsequently determined following a restatement of the Company's financial statements that the specified goals were not in fact achieved.

Stock Ownership Guidelines

The Board of Directors believes that the interests of its senior officers and its shareholders should be aligned and for this reason encourages its senior officers, including the Named Executive Officers, to acquire a meaningful investment position in the Company's common stock so as to have a meaningful personal financial stake in the success of the Company. However, the Company has not adopted formal stock ownership guidelines.

Compensation Committee Report

In connection with the preparation of the disclosures set forth in this Proxy Statement, the Personnel Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of Franklin Financial. Based upon this review and discussion, the Personnel Committee has recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this Proxy Statement and that it be incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2009 filed by Franklin Financial with the SEC.

This report is not intended to be "soliciting material," is not intended to be "filed" with the SEC, and is not intended to be incorporated by reference into any filing made by Franklin Financial with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether such filing is made before or after the date hereof and notwithstanding any general incorporation language contained in any such filing.

The foregoing report is submitted by the Personnel Committee:

Charles M. Sioberg, Chairman
Martin R. Brown
G. Warren Elliott
Donald A. Fry
Allan E. Jennings, Jr.
Jeryl C. Miller

Compensation Tables and Additional Compensation Disclosure

Total Compensation

The following table provides certain summary information concerning total compensation paid or accrued by Franklin Financial and F&M Trust to William E. Snell, Jr., the President and Chief Executive Officer of Franklin Financial, to Mark R. Hollar, Senior Vice President and Chief Financial Officer of Franklin Financial, and to each of the three most highly compensated executive officers other than Messrs. Snell and Hollar whose total compensation in 2009 exceeded $100,000.

SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($) (7), (8), (9), (10)	($) (11)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

William E. Snell
President &	2009	224,874	-	-	4,873	-	55,373	27,894	313,014
Chief Executive	2008	217,256	-	-	17,303	13,035	47,076	31,356	326,062
Officer	2007	208,910	-	-	17,100	37,604	20,772	24,242	308,628

Mark R. Hollar
Senior Vice	2009	127,166	-	-	3,313	-	11,047	9,351	150,877
President	2008	114,738	-	-	11,766	6,884	10,045	11,452	154,885
& Chief	2007	93,236	-	-	11,628	17,101	2,787	7,642	132,394
Financial Officer

Michael E. Kugler
Senior Vice	2009	112,840	-	-	3,313	-	32,450	16,968	165,571
President	2008	107,458	-	-	11,766	6,447	42,059	20,061	187,791
(F&M Trust)	2007	95,836	-	-	11,628	17,250	16,575	8,204	149,493

Ronald L. Cekovich
Senior Vice	2009	104,416	-	-	2,924	-	9,769	6,058	123,167
President	2008	101,374	-	-	10,382	6,082	9,183	8,940	135,961
(F&M Trust)	2007	99,398	-	-	10,260	17,892	2,228	7,186	136,964

Sandra G. Small
Senior Vice	2009	88,842	-	-	1,949	-	19,225	8,558	118,574
President	2008	85,410	-	-	6,921	5,125	15,023	10,442	122,921
(F&M Trust)

1   The amounts reported in this column consist of base salary earned during the indicated year.
2   The amounts reported in this column consist of bonus compensation earned during the indicated year. Note that payouts earned under the Management Group Pay for Performance Program are reported in this Table as Non-Equity Incentive Plan Compensation.
3   The amounts reported in this column reflect the dollar amount of the compensation expense recognized for financial statement reporting purposes for the indicated year in accordance with FASB ASC Topic 718 in connection with awards of stock. Franklin Financial did not make any awards of stock in 2007, 2008 or 2009.
4   The amounts reported in this column reflect the dollar amount of the compensation expense recognized for financial statement reporting purposes for the indicated year in accordance with FASB ASC Topic 718 in connection with awards of stock options made pursuant to the Incentive Stock Option Plan. The Incentive Stock Option Plan is described under the heading “Long-Term Incentive Compensation” in the Compensation Discussion and Analysis which appears above. The assumptions used in the calculation of these amounts are identified in a footnote to the audited year end financial statements of Franklin Financial, which financial statements are included in the Annual Report on Form 10-K filed by Franklin Financial with the Securities and Exchange Commission.
5   The amounts reported in this column consist of payouts earned in respect of the Company's performance for the indicated year under the Management Group Pay for Performance Program, a non-equity incentive compensation plan which is described under the heading "Short-Term Incentive Compensation" in the Compensation Discussion and Analysis which appears above. The Pay for Performance Program was suspended for 2009.
6   The amount reported in this column consists of the aggregate change in the actuarial present value of accumulated benefits under the F&M Trust Pension Plan from the plan measurement date used for financial statement reporting purposes with respect to the prior completed fiscal year to the plan measurement date used for financial statement reporting purposes with respect to the indicated year.  The F&M Trust Pension Plan is described in the narrative which follows the Pension Benefits Table which appears below.

7   Reported amount includes matching and discretionary contributions made by the Company to the Company 401(k) Plan in 2009 for Mr. Snell $6,731, Mr. Hollar $6,428, Mr. Cekovich $5,448, Mr. Kugler $5,828, and Ms. Small $4,611.
8   Reported amount includes split-dollar life insurance policy premiums paid by the Company in 2009 for Mr. Snell $7,043, Mr. Hollar $1,694, Mr. Cekovich $610, Mr. Kugler $2,089, and Ms. Small $1,219.
9    Reported amount includes club dues of $4,976 and amounts related to personal use of company automobile of $4,463 paid by the Company in 2009 for Mr. Snell.
10         Reported amount includes contributions made by the Company in 2009 pursuant to the Qualified Supplemental Plan, reported below in the Nonqualified Deferred Compensation table, for Mr. Snell $4,861, Mr. Hollar $1,229, Mr. Kugler $9,051 and Ms. Small $2,728.
11    The amounts reported in this column consist of the dollar value of total compensation for the indicated year, equal to the sums of columns (a) through (i).

Plan-Based Compensation

The following table provides certain information concerning awards granted in 2009 under incentive and under other plans to the executive officers named in the Summary Compensation Table appearing above.

GRANTS OF PLAN-BASED AWARDS IN 2009

						All Other	All Other
	Estimated Possible Payouts				Estimated	Stock	Stock		Grant
	Under Non-Equity Incentive				Future	Awards:	Awards:		Date Fair
	Plan Awards (2)				Payouts	Number of	Number of	Exercise or	Value of
	Target				Under Equity	Shares of	Securities	Base Price	Stock and
	(Mid-Point)				Incentive	Stock or	Underlying	of Option	Option
	Grant	Threshold	of Range)	Maximum	Plan Awards	Units	Options (3)	Awards (4)	Awards (5)
Name	Date (1)	($)	($)	($)	($)	(#)	(#)	($/Sh)	($/Sh)
(a)	(b)	(b-1)	(b-2)	(b-3)	(c)	(d)	(e)	(f)	(g)

William E. Snell, Jr.	2/26/09	0	22,487	44,975	-	-	2,500	16.11	4,873
	7/01/09	-	-	-	-	-	791	16.61	-
Mark R. Hollar	2/26/09	0	12,717	25,433	-	-	1,700	16.11	3,313
	7/01/09	-	-	-	-	-	395	16.61	-
Ronald L. Cekovich	2/26/09	0	10,442	20,883	-	-	1,500	16.11	2,924
	7/01/09	-	-	-	-	-	370	16.61	-
Michael E. Kugler	2/26/09	0	11,284	22,568	-	-	1,700	16.11	3,313
	7/01/09	-	-	-	-	-	376	16.61	-
Sandra G. Small	2/26/09	0	8,884	17,768	-	-	1,000	16.11	1,949
	7/01/09	-	-	-	-	-	303	16.61	-

1   The grant date for stock options and other equity-based awards.
2    The amounts shown in Columns (b-1) through (b-3) represent the range of possible payouts in respect of the Company’s calendar year 2009 financial performance under the Pay for Performance Program described in the Compensation Discussion and Analysis above. Payouts are determined as a percentage of base salary, with the range of possible payouts varying from -0- percent of base salary (if none of the eight financial targets are met and if a poor personal performance evaluation is received) to 20 percent of base salary (if all eight financial targets are met and a top personal performance evaluation is received).Column
(b-1) shows the threshold result with a -0- percent payout at the low end of the range; Column (b-2) shows a 10 percent payout at the mid point of the range; and Column (b-3) shows a 20 percent payout at the maximum point of the range. The Pay for Performance Program was suspended for 2009 and no payout was made thereunder.
3   The number of shares of stock underlying options granted February 26,2009 under the Franklin Financial Incentive Stock Option Plan and July 1, 2009 under the Employee Stock Purchase Plan.
4   The per-share exercise price of the options granted during 2009.
5   Reported amount is the aggregate fair value of stock options granted in 2009, determined as of the date of grant in accordance with FASB ASC Topic 718.  With respect to options granted under the Employee Stock Purchase Plan, no fair value is recognized under FASB ASC Topic 718 as of the date of grant.  The assumptions used in the calculation of these amounts are included in a footnote to the audited financial statements of Franklin Financial for the fiscal year ended December 31, 2009, which financial statements are included in the Annual Report on Form 10-K filed by Franklin Financial with the Securities and Exchange Commission. No gain will be realized by the officer unless the market price of Franklin Financial common stock appreciates in value following the date of grant, which appreciation will benefit all shareholders generally. The actual value, if any, that an officer may realize upon the exercise of an option will depend upon the excess of the market price of Franklin Financial common stock on the date of exercise over the exercise price of the option. There can be no assurance that an officer will realize all or any part of the value of any option as reported in this Table, which value is merely an estimate determined in accordance with FASB ASC Topic 718.

Outstanding Stock Option
and Other Equity Awards at Fiscal Year End

The following table provides certain information with respect to the executive officers named in the Summary Compensation Table appearing above concerning stock options and other equity awards which were outstanding on December 31, 2009.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009
		Option Awards (1)
				Equity
				Incentive Plan
		Number of	Number of	Awards: Number
		Securities	Securities	of Securities
		Underlying	Underlying	Underlying
		Unexercised	Unexercised	Unexercised	Option
		Options	Options	Unearned	Exercise	Option
		Exercisable(2)	Unexercisable(3)	Options (4)	Price (5)	Expiration (6)
Name	Grant Date	(#)	(#)	(#)	($)	Date
William E. Snell, Jr.	4/23/2002(ISOP)	3,125	-	-	20.00	4/24/2012
	2/12/2003(ISOP)	1,562	-	-	21.42	2/13/2013
	2/12/2004(ISOP)	3,125	-	-	27.68	2/13/2014
	2/10/2005(ISOP)	1,250	-	-	27.42	2/11/2015
	2/09/2006(ISOP)	1,250	-	-	24.92	2/10/2016
	2/08/2007(ISOP)	2,500	-	-	27.37	2/08/2017
	2/14/2008(ISOP)	3,750	-	-	23.77	2/12/2018
	2/26/2009(ISOP)	2,500	-	-	16.11	2/26/2019
	7/01/2009(ESPP)	791	-	-	16.61	6/30/2010

Mark R. Hollar	2/12/2004(ISOP)	625	-	-	27.68	2/13/2014
	2/10/2005(ISOP)	750	-	-	27.42	2/11/2015
	2/09/2006(ISOP)	750	-	-	24.92	2/10/2016
	2/08/2007(ISOP)	1,700	-	-	27.37	2/09/2017
	2/14/2008(ISOP)	2,550	-	-	23.77	2/12/2018
	2/26/2009(ISOP)	1,700	-	-	16.11	2/26/2019
	7/01/2009(ESPP)	395	-	-	16.61	6/30/2010

Ronald L. Cekovich	4/23/2002(ISOP)	1,875	-	-	20.00	4/24/2012
	2/12/2003(ISOP)	937	-	-	21.42	2/13/2013
	2/12/2004(ISOP)	1,875	-	-	27.68	2/13/2014
	2/10/2005(ISOP)	750	-	-	27.42	2/11/2015
	2/09/2006(ISOP)	750	-	-	24.92	2/10/2016
	2/08/2007(ISOP)	1,500	-	-	27.37	2/08/2017
	2/14/2008(ISOP)	2,250	-	-	23.77	2/12/2018
	2/26/2009(ISOP)	1,500	-	-	16.11	2/26/2019
	7/01/2009(ESPP)	370	-	-	16.61	6/30/2010

Michael E. Kugler	2/12/2004(ISOP)	625	-	-	27.68	2/13/2014
	2/10/2005(ISOP)	250	-	-	27.42	2/11/2015
	2/09/2006(ISOP)	850	-	-	24.92	2/10/2016
	2/08/2007(ISOP)	1,700	-	-	27.37	2/08/2017
	2/14/2008(ISOP)	2,550	-	-	23.77	2/12/2018
	2/26/2009(ISOP)	1,700	-	-	16.11	2/26/2019
	7/01/2009(ESPP)	376	-	-	16.61	6/30/2010

Sandra G. Small	2/14/2008(ISOP)	1,500	-	-	23.77	2/12/2018
	2/26/2009(ISOP)	1.000	-	-	16.11	2/26/2019
	7/01/2009(ESPP)	303	-	-	16.61	6/30/2010

_________________________________

1   Reported options were granted under the Incentive Stock Option Plan or Employee Stock Purchase Plan, as indicated.
2   Reflects the number of shares of stock underlying unexercised options that are exercisable as of December 31, 2009.
3   Reflects the number of shares of stock underlying unexercised options that are not exercisable as of December 31, 2009.
4   Reflects the total number of shares of stock underlying unexercised options that were awarded under an equity incentive plan and that have not been earned as of December 31, 2009.
5   Reflects the exercise price of each option reported in columns (a), (b) and (c).
6   Reflects the expiration date of each option reported in columns (a), (b) and (c).

Stock Option Exercises and Vesting of Stock Awards

None of the Named Executive Officers exercised any stock options in 2009.  Franklin Financial has not made any other stock awards.

Pension Benefits

The following table provides certain information with respect to the executive officers named in the Summary Compensation Table appearing above concerning pension benefits paid during calendar year 2009 or payable as of December 31, 2009 under tax qualified and non-tax qualified defined benefit plans.

PENSION BENEFITS AT AND FOR THE YEAR ENDED
DECEMBER 31, 2009
(MEASUREMENT DATE IS DECEMBER 31, 2009)

		Number of Years of	Present Value of	Payments During
		Credited Service (1)	Accumulated Benefit (2)	Last Fiscal Year (3)
	Plan Name	(#)	($)	($)
Name	(a)	(b)	(c)	(d)

William E. Snell, Jr.	Farmers and Merchants Trust Company Pension Plan	14.7	331,037	-
Mark R. Hollar	Farmers and Merchants Trust Company Pension Plan	15.9	49,392	-
Ronald L. Cekovich	Farmers and Merchants Trust Company Pension Plan	8.3	41,849	-
Michael E. Kugler	Farmers and Merchants Trust Company Pension Plan	31.3	225,194	-
Sandra G. Small	Farmers and Merchants Trust Company Pension Plan	25.7	120,701	-

1   Reflects the number of years of service credited to the named executive officer under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the registrant's audited financial statements for 2009. The number of years of credited service is equal to the number of years of actual service with Company.
2   Reflects the actuarial present value of the named executive officer's accumulated benefit under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the registrant's audited financial statements for 2009. Actuarial present values are calculated using the assumptions described in a footnote to the audited financial statements of Franklin Financial for the year ended December 31, 2009 , which financial statements are included in the Annual Report on Form 10-K filed by Franklin Financial with the Securities and Exchange Commission. Benefits are assumed to be payable in each case at age 65 or, if earlier, on the date upon which the sum of the participant's age and years of service equals 100.
3    Reflects the dollar amount of the payments and benefits (if any) paid to the named executive officer during 2009.

F&M Trust maintains the Farmers and Merchants Trust Company of Chambersburg Pension Plan (the "Pension Plan"), a defined benefit plan, for the benefit of its employees. Prior to 2002, the retirement benefit under the Pension Plan was determined by reference to a participant's highest five consecutive years' compensation in the ten years preceding normal retirement. Compensation is defined generally as salary, bonus and non-equity incentive plan compensation as reported in the Summary Compensation Table appearing above, but excludes long-term disability payments, taxable fringe benefits, moving expenses, housing expenses, non-cash taxable amounts under any restricted stock program, restricted stock program cash dividend payments, and tax equalization payments. Section 401(a) (17) of the Internal Revenue Code of 1986, as amended (the "Code"), limits a participant's compensation for each calendar year.

The Pension Plan was amended in December of 2004 for the purpose of adopting a career-average benefit formula which is applicable to employees who are hired on or after July 1, 2000. The normal retirement benefit under the Pension Plan is a single-life annuity equal to 1% of compensation for each year of service, plus 0.60% of compensation in excess of the taxable wage base for each year of service up to a maximum of 35 years, with compensation determined over the participant's work history rather than the previous method of 5-year final average compensation. For employees who are hired or rehired on or after July 1, 2000 but before January 1, 2005, the participant's accrued benefit as of December 31, 2005 is based on the retirement benefit formula in effect before January 1, 2006, with subsequent accruals added each year based upon the new career-average formula. However, the adoption of this amendment will not affect the benefits payable under the Pension Plan to Messrs. Snell, Hollar, Kugler and Ms. Small, each of whom was hired before July 1, 2000. Mr. Cekovich, who is affected by the amendment, began accruing benefits under the new career-average benefit formula effective January 1, 2006. Retirement benefits under the Pension Plan are limited by the maximum benefit specified under Section 415 of the Code.

The Pension Plan was amended in August 2007 for the purpose of adopting a career-average benefit formula which is applicable to all employees, regardless of date of hire. For employees hired before July 1, 2000 and who were under the old final-average benefit formula, this change is effective January 1, 2008. Employees who were hired on or after July 1, 2000 were already under the career-average benefit formula and the Pension Plan continues unchanged for them. In addition, the Pension Plan was amended in December 2006 for the purpose of closing the plan to new employees. Employees hired on or after April 1, 2007 will not be eligible to participate in the Pension Plan and, instead, will participate only in the Company's 401(k) Plan.

The change to the career average benefit formula results in lower retirement plan expense for the Company and in lower projected benefits for most participants. To minimize the adverse impact on existing participants, several additional steps were taken, effective January 1, 2008:

1.           The matching contribution in the Company's 401(k) Plan was increased to 100% on the first 4% of employee deferrals, plus 50% of the next 2% of deferrals. This results in a potential 1% additional matching contribution made to participants by F&M Trust.

2.           A new qualified supplemental retirement plan, the Farmers and Merchants Trust Company of Chambersburg Pension Supplemental Plan (the "Qualified Supplemental Plan"), was adopted in order to provide benefits to those Pension Plan participants who were most severely affected by the recently adopted change to the Pension Plan benefit formula. The Qualified Supplemental Plan is a defined contribution plan. A contribution will be made on behalf of each participant in the Qualified Supplemental Plan according to a schedule which was adopted as part of this Plan. The contribution amounts vary according to how the participant was impacted by the change to the Pension Plan benefit formula. The contribution amounts under the Qualified Supplemental Plan range from 1% to 9% of the participant's compensation. None of the executive officers named in the Summary Compensation Table participate in the Qualified Supplemental Plan.

3.           Some individuals who were adversely impacted by the change in the Pension Plan benefit formula cannot participant in the Qualified Supplemental Plan due to compliance testing issues under the Code and the fact that these individuals are (or could become) "highly compensated employees" as defined under the Code. These participants will be covered under a new nonqualified plan, the Farmers and Merchants Trust Company of Chambersburg Pension Supplemental Nonqualified Deferred Compensation Plan (the "Nonqualified Supplemental Plan"), which has contribution provisions similar to the Qualified Supplemental Plan described in Paragraph 2 above. Messrs. Snell, Hollar and Kugler and Ms. Small participate in this Plan. The Nonqualified Supplemental Plan is a defined contribution plan. Annual contributions will be made by F&M Trust on behalf of plan participants ranging between 1% and 9% of the participant's compensation, depending upon the impact that the change in the pension plan benefit formula had on the participant's pension benefit.  Plan assets are invested as directed by each executive officer in one or more publicly available investment funds made available by the Bank’s Trust Department. Earnings are solely the result of fund performance.

The following table provides certain information with respect to the executive officers named in the Summary Compensation Table appearing above concerning nonqualified deferred compensation accrued during 2009 pursuant to the Nonqualified Supplemental Plan described above.

NONQUALIFIED DEFERRED COMPENSATION

				Aggregate
	Executive Contributions	Employer Contributions	Aggregate earnings	withdrawals/	Aggregate Balance
Name	in last FY (1) ($)	in last FY (2) ($)	in last FY (3) ($)	distributions (4) ($)	at last FYE (5) ($)

William E. Snell, Jr.	-	4,681	1,472	-	10,775
Mark R. Hollar	-	1,229	442	-	2,678
Ronald L. Cekovich	-	-	-	-	-
Michael E. Kugler	-	9,051	3,998	-	20,184
Sandra G. Small	-	2,728	943	-	6,148

1   The dollar amount of aggregate executive contributions during Franklin Financial’s last fiscal year.
2   The dollar amount of aggregate employer contributions during Franklin Financial’s last fiscal year, reported in the “All Other Compensation” column of the Summary Compensation Table above.
3   The dollar amount of aggregate interest or other earnings accrued during Franklin Financial’s last fiscal year.
4   The aggregate dollar amount of all withdrawals by and distributions to the executive during Franklin Financial’s last fiscal year.
5   The dollar amount of total balance of the executive’s account as of the end of Franklin Financial’s last fiscal year, includes amounts reported as employer contributions in the “All Other Compensation” column of the Summary Compensation Table for 2008 and 2009.

Mr. Snell is currently eligible for early retirement under the Pension Plan. If early retirement is elected, the early retirement benefit is payable on the first day of the month coincident with or next following the attainment of age 55 and the completion of 10 years of service. For each month the early retirement date precedes the normal retirement age of 65, the normal retirement benefit is reduced by 0.7% for each of the first 60 months and by 0.35% for each of the-next 60 months. Unreduced benefits are provided for participants for whom the sum of age and service equals or exceeds 100.

Employment Agreements And Potential Payments
Upon Termination Or Change In Control

All employees of the Company, including the Company's executive officers, are employed at will and do not have employment contracts, severance pay agreements or "golden parachute" arrangements that would be triggered upon the occurrence of a change in control of the Company.

Equity Compensation Plan Information

The following table summarizes share and exercise price information relating to Franklin Financial's equity compensation plans as of December 31, 2009:

EQUITY COMPENSATION PLAN INFORMATION AT DECEMBER 31, 2009
Plan Category	Number of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants And Rights	Number Of Securities Remaining Available For Future Issuance Under Plans (Excluding Securities Reflected In The First Column)

Equity Compensation Plans Approved By Security Holders	90,124	(1)	$23.46	148,127	(2)
Equity Compensation Plans Not Approved By Security Holders	-		N/A	-
Total	90,124		$23.46	148,127

1   Number of shares subject to issuance pursuant to the exercise of outstanding options granted under the Incentive Stock Option Plan of 2002.
2   Number of shares available as of December 31, 2009 for future issuance under the Incentive Stock Option Plan of 2002.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed the audited consolidated financial statements of Franklin Financial for the year ended December 31, 2009 and has discussed these financial statements with management and with Franklin Financial's independent registered public accounting firm, ParenteBeard LLC ("ParenteBeard"). The Audit Committee also has discussed with ParenteBeard the matters required to be discussed by Statement of Auditing Standards No. 61, as amended.

The Audit Committee has received from ParenteBeard the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding, and has discussed with ParenteBeard, its independence from Franklin Financial and its management.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that Franklin Financial's audited consolidated financial statements for the year ended December 31, 2009 be included in Franklin Financial's Annual Report on Form 10-K for that year.

In connection with the standards for accountant's independence adopted by the SEC, the Audit Committee considers in advance of the provision of any non-audit services by Franklin Financial's independent accountants whether the provision of such services is compatible with maintaining the independence of such accountants.

This report is not intended to be "soliciting material," is not intended to be "filed" with the SEC, and is not intended to be incorporated by reference into any filing made by Franklin Financial with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether such filing is made before or after the date hereof and notwithstanding any general incorporation language contained in any such filing.

The foregoing report is submitted by the Audit Committee:

Jeryl C. Miller, Chairman
Martin R. Brown
G. Warren Elliott
Allan E. Jennings, Jr.
Charles M. Sioberg

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

General Information

For the year ended December 31, 2009, Franklin Financial engaged ParenteBeard LLC to audit its consolidated financial statements.  Representatives of ParenteBeard LLC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Beard Miller Company LLP (“Beard”), an independent registered public accounting firm, audited Franklin Financial’s consolidated financial statements for the years ended December 31, 2007 and 2008 and had been engaged to audit its consolidated financial statements for the year ended December 31, 2009.

On October 1, 2009, Franklin Financial was notified that the audit practice of Beard was combined with that of Parente Randolph, LLC to form ParenteBeard LLC (“ParenteBeard”).  On October 1, 2009, Beard resigned as the auditors of the Company and with the approval of the Audit Committee, ParenteBeard was engaged as Franklin Financial’s independent registered public accounting firm for the year ended December 31, 2009.  Beard’s reports on the Company’s financial statements for the years ended December 31, 2007 and 2008 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.  During such years and during the interim period from December 31, 2008 to October 1, 2009, the date of Beard’s resignation, there were no disagreements with Beard on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Beard, would have caused it to make reference to such disagreements in its reports.  In accordance with Regulations of the Securities and Exchange Commission, the Company filed a Form 8-K with the SEC on October 5, 2009 reporting this change in the Company’s independent registered public accounting firm.  Attached to and incorporated by reference as an exhibit to the Form 8-K report is a letter supplied by Beard stating that it had been provided with and reviewed a copy of the Company’s report containing the same statements as set forth in this disclosure and further stating that it agreed with such statements.

Information About Fees

Aggregate fees billed to Franklin Financial by Beard Miller Company LLP and ParenteBeard LLC for services rendered are presented below:

	Year Ended December 31

	2009	2008

Audit Fees	$141,501	$137,532
Audited Related Fees	18,160	16,523
Tax Fees	19,938	15,782
All Other Fees	-	-
Total Fees	$179,599	$169,837

Audit Fees include fees billed for professional services related to the audit of Franklin Financial’s annual consolidated financial statements, including audit of internal controls, and the review of the unaudited financial statements included in Franklin Financial’s Quarterly Reports on Form 10-Q.

Audit Related Fees include fees billed for professional audit related services consisted principally of employee benefit plan audits and consultation with respect to accounting matters.

Tax Fees include fees billed for professional tax related services consisted principally of the preparation of state and federal tax returns and assistance with tax matters.

All Other Fees include fees billed for services provided by Beard Miller Company LLP and ParenteBeard LLC, other than the services reported under the Audit Fees, Audit Related Fees, or Tax Fees sections of the table above.  No other fees were billed to Franklin Financial by Beard Miller Company LLP and ParenteBeard LLC during 2009 and 2008.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and legally permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre- approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval or such other detailed information as the Audit  Committee deems appropriate. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting. All audit and permissible non-audit services provided by Beard Miller Company LLP and ParenteBeard LLC in 2009 were pre-approved by the Audit Committee and in no case was such pre-approval waived under the de minimis exception set forth in the applicable SEC rules and regulations.

INFORMATION CONCERNING RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Under the Audit Committee’s Charter, the Audit Committee is responsible for selecting the Company’s independent auditors.  The Audit Committee evaluates and monitors the auditors’ qualifications, performance and independence.  You can learn more about the Audit Committee’s responsibilities with respect to the independent auditors in the Audit Committee’s charter, which is posted on our website at www.franklinfin.com.

On March 11, 2010, the Audit Committee presented its conclusions regarding the independent auditors to our Board of Directors.  Following this presentation, the Board voted unanimously to recommend that shareholders vote to ratify the Audit Committee’s selection of ParenteBeard LLC as the Company’s independent registered public accounting firm for 2010.

The Audit Committee and Board have adopted a policy that if a majority of the votes cast at the annual meeting is against ratification, the Audit Committee will reconsider its selection of ParenteBeard LLC.  The Audit Committee, however, will be under no obligation to select new independent auditors.  If the Audit Committee does select new independent auditors for 2010, the Company will not seek shareholder ratification of the Audit Committee’s new selection.

The Board of Directors recommends a vote “FOR” the ratification of the Audit Committee’s selection of ParenteBeard LLC, as the independent registered public accounting firm for 2010.

ADDITIONAL INFORMATION

Executive Officers

The following persons are the executive officers of Franklin Financial (some of whom are officers of F&M Trust):

Name	Age	Office Held

William E. Snell, Jr.	61	President and Chief Executive Officer of Franklin Financial and F&M Trust since 1996; President of Franklin Financial and F&M Trust since 1995

Mark R. Hollar	48
Senior Vice President and Chief Financial Officer since 2006; Treasurer and Chief Financial Officer of Franklin Financial and Vice President/Finance of F&M Trust since 2005; Vice President and Controller of F&M Trust since 2000

Ronald L. Cekovich	53	Senior Vice President and Technology Service Manager of F&M
		Trust since 2006; Vice President and Technology Services Manager
		of F&M Trust since 2001

Michael E. Kugler	53	Senior Vice President and Commercial Services Market Manager of F&M Trust since 2006; Vice President of F&M Trust since 1994

Sandra G. Small	52	Senior Vice President & Risk Management Officer since 2005; Vice
		President & Credit Administration Manager since 1999

Transactions with Related Persons

Some of the directors and executive officers of Franklin Financial and the companies with which they are associated were customers of and had banking transactions with F&M Trust in the ordinary course of business during 2009. All loans and commitments to loan made to such persons and the companies with which they are associated were made on substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present other unfavorable features. It is anticipated that F&M Trust will enter into similar transactions in the future.

In accordance with the terms of Franklin Financial's Corporate Governance Guidelines (a copy of which is posted on Franklin Financial's website at www.franklinfin.com), any transaction involving Franklin Financial or any direct or indirect subsidiary of Franklin Financial and an executive officer, a director, a nominee for election to the Board of Directors, or a five percent or greater shareholder (or a member of his or her immediate family or a company or other entity in which he or she has, directly or indirectly, a financial interest) must be submitted for review by the Audit Committee, except that any proposed loan to any such person or entity is submitted to the entire Board of Directors for review. It is the policy of the Audit Committee to carefully review any such proposed transaction and to grant a waiver of Franklin Financial's policy prohibiting transactions and relationships that may involve a conflict of interest only if the proposed transaction can be structured in such a way as to eliminate both any potential financial disadvantage to Franklin Financial and any appearance of impropriety.

Throughout 2009, F&M Trust , in the ordinary course of its business, engaged the firm of Martin & Martin, Inc. to prepare engineering studies for various projects throughout the bank’s branch network.  Charles M. Sioberg , Chairman of the Board of Directors, is a Vice President and stockholder of Martin & Martin, Inc. and reported that payment for his firm’s services totaled $126,171 in 2009.  These engagements were approved by the Audit Committee in accordance with Franklin Financial’s Corporate Governance Guidelines.  In addition, the Board of Directors has considered these engagements and the amounts  paid to Martin & Martin, Inc. in determining that Mr. Sioberg is independent, including the fact that the aggregate amount paid was less than the threshold of 5 percent of Franklin Financial’s consolidated gross revenues set forth in the NASDAQ Stock Market’s independence rules.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires that the directors and certain officers of Franklin Financial file with the SEC reports of ownership and changes in ownership with respect to shares of Franklin Financial common stock beneficially owned by them. Based solely upon its review of copies of such reports furnished to it and written representations made by its directors and those officers who are subject to such reporting requirements, Franklin Financial believes that during the calendar year ended December 31, 2009, all filing requirements applicable to its directors and officers were complied with.

Shareholder Communication with the Board of Directors

Shareholders and other interested persons who wish to communicate with the Board of Directors (including, specifically, the non-management directors) may do so by letter addressed to Chairman of the Board, Franklin Financial Services Corporation, P.O. Box 6010, Chambersburg, Pennsylvania 17201-6010.

Shareholders and other interested persons who wish to express a concern relating to accounting or audit related matters may do so by letter addressed to Chairman of the Audit Committee, Franklin Financial Services Corporation, P.O. Box 6010, Chambersburg, Pennsylvania 17201-6010.

Householding of Shareholder Mailings

In accordance with a notice sent to all shareholders with the same last name who share the same address, only one copy of Franklin Financial's annual report and proxy statement will be sent to that address, unless contrary instructions are given to Franklin Financial. This practice, known as "householding," is designed to reduce Franklin Financial's printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report and proxy statement in the future, the shareholder may call Franklin Financial's Corporate Secretary at (717) 261-3555 or write to Corporate Secretary, Franklin Financial Services Corp., P.O. Box 6010, Chambersburg, Pennsylvania 17201-6010 or communicate the request by E-mail addressed to cathy.angle@f-mtrust.com. If a shareholder is receiving multiple copies of Franklin Financial's annual report and proxy statement, the shareholder may request to receive only a single copy of these materials by contacting Franklin Financial's Corporate Secretary in the same manner.

Annual Report on Form 10-K

A copy of the annual report of Franklin Financial for the year ended December 31, 2009 on Form 10-K as filed with the SEC is available without charge to shareholders, depositors and other interested persons upon request addressed to William E. Snell, Jr., President and Chief Executive Officer, Franklin Financial Services Corporation, P.O. Box 6010, Chambersburg, Pennsylvania 17201-6010. Franklin Financial's Form 10-K, as well as its other periodic reports filed with the SEC pursuant to Section 15(d) of the Securities Exchange Act of 1934, are available on Franklin Financial's website at www.franklinfin.com.

OTHER MATTERS

The Board of Directors of Franklin Financial knows of no matters, other than those discussed in this Proxy Statement, which will be presented at the 2010 Annual Meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors of Franklin Financial.

BY ORDER OF THE BOARD OF DIRECTORS

CATHERINE C. ANGLE, Secretary

Chambersburg, Pennsylvania
March 30, 2010